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                                                                    EXHIBIT 23.3


                                January 23, 2002


Mr. Andrew Seger
Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004

Dear Mr. Seger:


The Freedonia Group, Inc. grants permission to Goldman Sachs and Plastipak to use the content of our study Plastic Containers in a prospectus, with the agreement that we would be cited as a source of the information.

Please do not hesitate to contact me with any questions or comments.


Regards,

/s/ Corinne Gangloff


Corinne Gangloff
Media Relations Director
The Freedonia Group, Inc.